NEWS RELEASE

Contact:	Nicholas Conrad	Date:	December 19, 2013
VP, Finance & Treasurer
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

The Andersons Announces Three-for-Two Stock Split

MAUMEE, OHIO, December 19, 2013 - The Andersons, Inc. (Nasdaq: ANDE) announces today its Board of Directors has approved a three-for-two split of The Andersons stock.

Shareholders will receive one additional share for every two shares they own on the record date of January 21, 2014, in the form of a dividend to be distributed as of the close of business of February 18, 2014.

"Our stock's recent outstanding performance has enabled us to undertake this endeavor," said Chairman and CEO Mike Anderson. "We believe this action will enhance the liquidity of our shares and enable a larger universe of investors to purchase our shares."

In addition, the board approved a first quarter 2014 cash dividend of 16.5 cents ($0.165) per share, payable January 23, 2014, to shareholders of record on January 2, 2014. This is The Andersons' 69th consecutive quarterly cash dividend since its listing on the Nasdaq on February 20, 1996.
There are about 18.8 million common shares outstanding currently, and 28.2 million expected to be outstanding post-split.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

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